IFF Completes Acquisition of Ottens Flavors

NEW YORK – May 1, 2015 – International Flavors & Fragrances Inc. (NYSE:IFF), a leading global creator of flavors and fragrances for consumer products, today announced that it has successfully completed the previously announced acquisition of Henry H. Ottens Manufacturing Co., Inc. Financial terms of the transaction were not disclosed.

Headquartered in Philadelphia, PA, Ottens Flavors is well-known for its diverse flavors technologies and outstanding customer service. The Company’s customer base includes a strong portfolio of key US-based accounts, which complements IFF’s portfolio well.

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, sweet goods and food products. IFF leverages its competitive advantages of consumer insight, research and development, creative expertise and customer intimacy to provide customers with innovative and differentiated product offerings. A member of the S&P 500 Index, IFF has more than 6,200 employees working in 32 countries worldwide. For more information, please visit our website at www.iff.com.

Contacts:

Michael DeVeau
VP, Global Corporate Communications

& Investor Relations
212-708-7164

Micaela Mordkowski

Manager, Flavors Communications

212-708-7211